                                                              File No. 811-7452




                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                AMENDMENT NO. 1
                                       TO
                                   FORM N-8A

      AMENDED NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it expressly adopts as its own the registration of its predecessor, AIM Variable Insurance Funds, Inc., under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection therewith submits the following information:

                    -------------------------------------

Name:    AIM Variable Insurance Funds
         ----------------------------

Address of Principal Business Office (no. & Street, City, State Zip Code):
         11 Greenway Plaza, Suite 100, Houston, TX 77046
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Telephone Number (including area code):        713.626.1919
                                       -----------------------------

Name and Address of Agent for Service of Process:
    Charles T. Bauer, AIM Variable Insurance Funds, 11 Greenway Plaza,
    Suite 100, Houston, TX  77046
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Check Appropriate Box:
         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 currently with the filing of form N-8A:
YES [X]*       NO [ ]

* Previously filed.

                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this amended notification of registration to be duly signed on its behalf in the City of Houston and State of Texas on this 1st day of May, 2000.


                                               AIM VARIABLE INSURANCE FUNDS



                                               By:  /s/ CAROL F. RELIHAN
                                                   ---------------------------
                                                   Carol F. Relihan
                                                   Senior Vice President



Attest:  /s/ NANCY L. MARTIN
        -------------------------
           Nancy L. Martin